Exhibit 99.1

Tecnoglass Reports Record Second Quarter 2022 Results

- Record Total Revenues of $169.1 Million Up 39% Year-Over-Year, All through Organic Growth -

- Record Single-Family Residential Revenues Increased 86% Year-Over-Year, Representing 45% of Total Revenues –

- Growth Capex Investments on Track to End Year with Installed Production Capacity of Over $800 Million -

- Gross Margin of 43.5%, Up 310 Basis Points Year-Over-Year -

- Record Net Income of $33.4 Million and $0.70 Per Diluted Share -

- Record Adjusted Net Income1 of $33.0 Million and $0.69 Per Diluted Share -

- Adjusted EBITDA1 Up 51.7% Year-Over-Year to a Record $54.6 Million, or 32.3% of Total Revenues -

- Cash Flow From Operations of $35.9 Million -

- Backlog Expanded 19.5% Year-Over-Year to a Record $668 Million –

- Board Increases Quarterly Dividend by 15% -

- Increases Full Year 2022 Growth Outlook to Adjusted EBITDA1 of $208 Million to $220 Million on Total Revenues of $620 Million to $640 Million -

BARRANQUILLA, Colombia – August 4, 2022 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”),a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the second quarter ended June 30, 2022.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We are very pleased to report another quarter of record results led by continued strong demand for our single-family residential products and further sequential growth in our commercial business. The benefit of our vertically integrated business model and highly efficient manufacturing capacity are allowing us to maintain exceptional lead times for our customers, resulting in market share gains and profitable growth. The prudent investments we have made in automation, capacity enhancements and product innovation, in addition to our disciplined cost controls, are supporting our industry-leading adjusted EBITDA margin, which remains in excess of 30%. We believe the momentum in our business and established track record of exceptional cash flow further validates Tecnoglass’ unique vertically integrated business model and strategic positioning in attractive high-growth geographies across the U.S. We are excited by the trajectory of our business and look forward to delivering on our upwardly revised outlook for the full year 2022.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our activity in key U.S. regions remains strong for single-family and multifamily residential projects, as well as commercial projects, evidenced by record levels of invoicing during the month of July. Ongoing market share gains helped us produce revenue growth of 86% year-over-year in our single-family residential business, with projects in the historically resilient remodel and renovation end market representing approximately 65% of that business. The commercial side of our business has continued to experience sequential growth in each month this year, with the second quarter revenues up 15% compared to the prior year quarter. Furthermore, we ended the quarter with a record backlog of multifamily and commercial projects that now extend well into 2023. We intend to continue outperforming in our markets as a supplier of choice given our ability to maintain timely deliveries that help keep customers on schedule. We are reinvesting a portion of our significant cash flow into high-return capex investments that will allow us to end the year with installed production capacity equivalent to over $800 million of revenue. The Board’s 15% increase in our dividend demonstrates their confidence in our cash flow generation to remain strong. We are well positioned to drive additional success in our Company for many years to come.”

Second Quarter 2022 Results

Total revenues for the second quarter of 2022 increased 38.9% to $169.1 million, compared to $121.8 million in the prior year quarter, driven by strong growth in single-family residential activity, market share gains and the ongoing ramp up of the Company’s commercial activity. Single-family residential revenues increased approximately 86% year-over-year, representing 44.9% of total revenues for the second quarter, helped by continued strong demand within the repair and remodeling space, the ongoing expansion of the Company’s Multimax product line, and a larger customer base. Changes in foreign currency exchange rates had an adverse impact of $0.3 million on both Colombia revenues and total revenues in the quarter.

Gross profit for the second quarter of 2022 grew 49.9% to $73.6 million, representing a 43.5% gross margin, compared to gross profit of $49.1 million, representing a 40.4% gross margin in the prior year quarter. The 310 basis point improvement in gross margin mainly reflected operating leverage on higher sales, greater operating efficiencies related to automation and a higher mix of revenue from manufacturing versus installation activity as Tecnoglass continues to increase its mix of single-family residential products. Selling, general and administrative expense (“SG&A”) was $28.1 million compared to $20.4 million in the prior year quarter, with the majority of the increase attributable to shipping expense as a result of a higher sales volume and higher shipping rates. As a percent of total revenues, SG&A improved to 16.6% compared to 16.7% in the prior year quarter, primarily due to higher sales and better operating leverage on personnel, professional fees and other fixed expenses.

Net income was $33.4 million, or $0.70 per diluted share, in the second quarter of 2022 compared to net income of $19.6 million, or $0.41 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $2.5 million in the second quarter of 2022 and a $0.2 million gain in the second quarter of 2021. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $33.0 million, or $0.69 per diluted share, in the second quarter of 2022 compared to adjusted net income of $20.1 million, or $0.42 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 51.7% to $54.6 million, or 32.3% of total revenues, in the second quarter of 2022, compared to $36.0 million, or 29.5% of total revenues, in the prior year quarter. The improvement was driven by higher sales, a stronger gross margin and operating leverage on SG&A. Adjusted EBITDA1 included a $0.9 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.5 million in the prior year quarter.

Dividend

The Board of Directors of the Company today declared a quarterly cash dividend of $0.075 per share, representing a 15% increase from the previous dividend payment. The quarterly dividend will be paid on October 31, 2022 to shareholders of record as of the close of business on September 30, 2022.

Balance Sheet & Liquidity

The Company ended the second quarter of 2022 with total liquidity of approximately $270 million, including cash and cash equivalents of $99 million and availability under its committed revolving credit facilities of $170 million. Given the Company’s continued growth in adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 0.5 times LTM net debt to adjusted EBITDA1, compared to 1.1 times in the prior year quarter.

Based on the Company’s record of strong financial performance, in May 2022 the Company amended its Credit Agreement with its syndicate of banks to remove the cap on restricted payments (including stock buybacks and dividend payouts) pursuant to the Company´s leverage ratio as defined in its Credit Agreement remaining below 1.5x net debt to adjusted EBITDA1.

Full Year 2022 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “The momentum in our business continued into the third quarter with single-family residential projects representing a growing share of our revenues and the commercial business continuing to grow sequentially each month through this year. Based on our current invoicing schedule and underlying market demand, we are increasing our full year 2022 outlook for revenues to grow to a range of $620 million to $640 million and for adjusted EBITDA1 to increase to a range of $208 million to $220 million. This implies adjusted EBITDA growth of approximately 42% at the midpoint, putting us firmly on the path to achieve another year of record results in full year 2022.”

Webcast and Conference Call

Management will host a webcast and conference call on August 4, 2022 at 10:00 a.m. Eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-943-2944 (domestic) or 1- 973-528-0098 (international). Upon dialing in, please request to join the Tecnoglass Second Quarter 2022 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (800)-332-6854 (Domestic) or (973)-528-0005 (International) and entering passcode: 933766.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 3.8 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

[1] Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$98,620	$85,011
Investments	2,407	1,977
Trade accounts receivable, net	114,218	110,539
Due from related parties	1,669	2,252
Inventories	111,914	84,975
Contract assets – current portion	16,310	18,667
Other current assets	23,554	22,854
Total current assets	$368,692	$326,275
Long-term assets:
Property, plant and equipment, net	$183,594	$166,629
Deferred income taxes	2,526	596
Contract assets – non-current	10,588	11,853
Long-term trade accounts receivable	4,279	3,995
Intangible assets	3,029	3,337
Goodwill	23,561	23,561
Long-term investments	55,059	51,160
Other long-term assets	4,282	4,157
Total long-term assets	286,918	265,288
Total assets	$655,610	$591,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$591	$10,700
Trade accounts payable and accrued expenses	89,406	68,087
Due to related parties	4,186	3,857
Dividends payable	3,143	3,141
Contract liability – current portion	58,974	45,213
Other current liabilities	24,379	24,017
Total current liabilities	$180,679	$155,015
Long-term liabilities:
Deferred income taxes	$3,403	$3,417
Contract liability – non-current	47	78
Long-term debt	184,268	188,355
Total long-term liabilities	187,718	191,850
Total liabilities	$368,397	$346,865
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	5	5
Legal Reserves	1,458	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	139,709	91,045
Accumulated other comprehensive loss	(74,404)	(68,751)
Shareholders’ equity attributable to controlling interest	286,058	243,862
Shareholders’ equity attributable to non-controlling interest	1,155	836
Total shareholders’ equity	287,213	244,698
Total liabilities and shareholders’ equity	$655,610	$591,563

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating revenues:
External customers	$168,657	$121,401	$302,679	$232,576
Related parties	467	351	993	731
Total operating revenues	169,124	121,752	303,672	233,307
Cost of sales	95,492	72,622	169,707	138,868
Gross profit	73,632	49,130	133,965	94,439
Operating expenses:
Selling expense	(16,616)	(12,030)	(29,984)	(23,113)
General and administrative expense	(10,851)	(8,332)	(21,126)	(17,125)
Other professional fees	(678)	-	(3,402)	-
Total operating expenses	(28,145)	(20,362)	(54,512))	(40,238)
Operating income	45,487	28,768	79,453	54,201
Non-operating income (expenses), net	161	(229)	503	(70)
Equity method income	1,669	788	3,249	1,879
Foreign currency transactions gains (loss)	2,503	190	(406)	145
Gain (loss) on debt extinguishment	-	169	-	(10,978)
Interest expense and deferred cost of financing	(1,715)	(2,442)	(3,183)	(5,964)
Income before taxes	48,105	27,244	79,616	39,213
Income tax (provision)	(14,692)	(7,601)	(25,250)	(11,289)
Net income	$33,413	$19,643	$54,366	$27,924
(Loss) Income attributable to non-controlling interest	(219)	(51)	(319)	(140)
Income attributable to parent	$33,194	$19,592	$54,047	$27,784
Comprehensive income:
Net income	$33,413	$19,643	$54,366	$27,924
Foreign currency translation adjustments	(23,621)	(1,185)	(9,987)	(16,819)
Change in fair value derivative contracts	1,710	-	4,332	(159)
Total comprehensive income	$11,502	$18,458	$48,711	$10,946
Comprehensive (loss) income attributable to non-controlling interest	(219)	(51)	(319)	(140)
Total comprehensive income attributable to parent	$11,283	$18,407	$48,392	$10,806
Basic income per share	$0.70	$0.41	$1.14	$0.59
Diluted income per share	$0.70	$0.41	$1.14	$0.59
Basic weighted average common shares outstanding	47,674,773	47,674,773	47,674,773	47,674,773
Diluted weighted average common shares outstanding	47,674,773	47,674,773	47,674,773	47,674,773

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$54,366	$27,924
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Allowance for credit losses	580	748
Depreciation and amortization	10,462	10,515
Deferred income taxes	(1,016)	424
Equity method income	(3,249)	(1,879)
Deferred cost of financing	726	623
Other non-cash adjustments	6	(19)
Loss on debt extinguishment	-	2,333
Unrealized currency translation losses	911	2,555
Changes in operating assets and liabilities:
Trade accounts receivable	(4,792)	(6,069)
Inventories	(31,343)	(2,082)
Prepaid expenses	(690)	(2,015)
Other assets	1,652	(6,718)
Trade accounts payable and accrued expenses	16,489	23,375
Accrued interest expense	(1)	(7,171)
Taxes payable	2,260	3,389
Labor liabilities	125	(132)
Other liabilities	(2,047)	(342)
Contract assets and liabilities	17,538	14,677
Related parties	1,020	(23)
CASH PROVIDED BY OPERATING ACTIVITIES	$62,997	$60,113

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	-	166
Proceeds from sale of property and equipment	-	7
Purchase of investments	(933)	(49)
Acquisition of property and equipment	(26,250)	(18,325)
CASH USED IN INVESTING ACTIVITIES	$(27,183)	$(18,201)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(6,196)	(2,621)
Loss on debt extinguishment - call premium	-	(8,610)
Deferred financing transaction costs	-	(88)
Proceeds from debt	241	221,146
Repayments of debt	(15,367)	(216,676)
CASH USED IN FINANCING ACTIVITIES	$(21,322)	$(6,849)

Effect of exchange rate changes on cash and cash equivalents	$(883)	$(2,334)

NET INCREASE IN CASH	13,609	32,729
CASH - Beginning of period	85,011	67,668
CASH - End of period	$98,620	$100,397

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$2,387	$12,286
Income Tax	$7,552	$9,471

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under debt or supplier credit	$5,835	$937

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change
Revenues by Region
United States	161,478	109,879	47.0%	534,103	393,177	35.8%
Colombia	4,816	8,166	-41.0%	19,385	31,717	-38.9%
Other Countries	2,830	3,708	-23.7%	13,662	14,689	-7.0%
Total Revenues by Region	169,124	121,752	38.9%	567,150	439,583	29.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change

Total Revenues with Foreign Currency Held Neutral	169,417	121,752	39.1%	568,714	439,583	29.4%
Impact of changes in foreign currency	(293)	-		(1,564)	-
Total Revenues, As Reported	169,124	121,752	38.9%	567,150	439,583	29.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Six months ended
	Jun 30,		Jun 30,
	2022	2021	2022	2021

Net (loss) income	33,413	19,642	54,366	27,924
Less: Income (loss) attributable to non-controlling interest	(219)	(51)	(319)	(140)
(Loss) Income attributable to parent	33,194	19,591	54,047	27,784
Foreign currency transactions losses (gains)	(2,503)	(190)	406	(145)
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	646	975	1,409	2,258
Non Recurring professional fees	678	-	3,402	-
Extinguishment of debt - Call Option Premium	-	-	-	8,610
Extinguishment of debt - Deferred Costs	-	(169)	-	2,368
Joint Venture VA (Saint Gobain) adjustments	936	68	972	147
Change in FV of Hedging Derivatives	-	3	-	(182)
Tax impact of adjustments at statutory rate	73	(206)	(1,857)	(3,917)
Adjusted net (loss) income	33,024	20,072	58,379	36,923

Basic income (loss) per share	0.70	0.41	1.13	0.58
Diluted income (loss) per share	0.70	0.41	1.13	0.58

Diluted Adjusted net income (loss) per share	0.69	0.42	1.22	0.77

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	47,675	47,675	47,675
Basic weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675
Diluted weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675

	Three months ended		Six months ended
	Jun 30,		Jun 30,
	2022	2021	2022	2021

Net (loss) income	33,413	19,643	54,366	27,924
Less: Income (loss) attributable to non-controlling interest	(219)	(51)	(319)	(140)
(Loss) Income attributable to parent	33,194	19,592	54,047	27,784
Interest expense and deferred cost of financing	1,715	2,442	3,183	5,964
Income tax (benefit) provision	14,692	7,601	25,250	11,289
Depreciation & amortization	5,211	5,218	10,462	10,507
Foreign currency transactions losses (gains)	(2,503)	(190)	406	(145)
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	646	975	1,409	2,003
Non Recurring professional fees	678	-	3,402	-
Extinguishment of debt - Call Option Premium	-	-	-	8,610
Extinguishment of debt - Deferred Costs	-	(169)	-	2,368
Joint Venture VA (Saint Gobain) EBITDA adjustments	936	503	1,761	1,341
Change in FV of Hedging Derivatives	-	3	-	(182)
Adjusted EBITDA	54,569	35,975	99,920	69,539